Exhibit 5.1

GUTIÉRREZ BERGMAN BOULRIS, P.L.L.C.

100 ALMERIA AVENUE, SUITE 340

CORAL GABLES, FL 33134

January 3, 2018

Alpha Investment Inc.

200 East Campus View Blvd.

Suite 200

Columbus, OH 43235

Re:

Alpha Investment Inc. (the “Company”)

Registration Statement on Form S-1

File No. 333-221183 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel for the Company, a Delaware corporation, in connection with the preparation and filing of the with the Securities Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 34,384,200 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), of which 333,333,333 Shares are being registered for offer and sale by the Company (the “Company Shares”) and 1,050,867 Shares are being registered for offer and sale by certain selling stockholders (the “Selling Stockholders’ Shares”).

As counsel to the Company in connection with the Registration statement, we have examined the original or certified copies of such records of the Company, and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary for the opinion expressed in this letter.  In such examination, we have assumed the genuineness of all signatures on original documents, and the conformity to original documents of all copies submitted to us as conformed or photostatic copies.  As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based on, and subject to the foregoing, we are of the opinion that the Selling Stockholders’ Shares are, and the Company Shares when sold, paid for and issued pursuant to the Registration Statement will be, duly authorized, validly issued, fully paid and non-assessable.

In rendering this opinion, we advise you that members of this Firm are members of the Bar of the State of Florida.  We express no opinion herein concerning the applicability or effect of any laws of any jurisdiction other than the laws of the State of Florida, to the extent specified herein, the Delaware General Corporation Law and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our Firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.  In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ GUTIERREZ BERGMAN BOULRIS, P.L.L.C.